NEWS RELEASE
BROOKFIELD HOMES REPORTS SECOND QUARTER EARNINGS AND
REVISED 2005 EARNINGS GUIDANCE
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ second quarter investor conference call can be accessed by teleconference on July 29, 2005 at 11:00 am (Eastern Time) at 1-800-251-4491, toll free in North America. The archived teleconference may be accessed by dialing 1-800-807-5315, toll free in North America through August 12, 2005. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Del Mar, California, July 28, 2005 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the second quarter ended June 30, 2005:
•	Housing revenue totaled $238 million compared to $212 million for the same period in 2004, an increase of $26 million. The 2005 increase in revenue is primarily due to an increase in the units closed during the quarter of 23 units and an increase in the average selling price of the company’s homes to $669,000 from $639,000 for the same period last year.

•	Net income for the quarter totaled $32 million or $1.03 per share, an increase of $14 million or $0.47 per share from the same period in 2004. Also contributing to the increase in net income are improvements in the housing gross margin from 20% to 30% for the same period in 2004. The increase in housing gross margin percentage is due to a higher percentage of home closings in San Diego and Washington D.C. area, where margins are the highest as the company is building on land that it entitled and developed.

•	Financial Highlights:

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts)	2005	2004	2005	2004

Housing revenue	$238	$212	$381	$351
Total revenue	253	229	405	372
Gross margin	76	48	124	81
Contribution from bulk land sales to net income	—	—	3	—
Net income	32	18	51	28

Earnings per share — diluted
— Excluding bulk land sales	$1.03	$0.56	$1.54	$0.87
— Bulk land sales	—	—	0.09	—

	$1.03	$0.56	$1.63	$0.87

Operating Highlights
•	As a result of strong market conditions and growth in the number of available active selling communities, the company has in backlog 100% of its planned home closings for 2005.

•	Brookfield Homes’ lots owned or controlled total 30,318, an increase of 8% from inventory levels at the end of 2004. Direct ownership of 12,517 lots, provides strong visibility on our future cash flows, and 17,801 lots under option are controlled with the objective of adding value through land entitlements.

•	A summary of our lots, owned or controlled under option, by region, follows:

	San Francisco	Southland /	San Diego /		Washington
	Bay Area	Los Angeles	Riverside	Sacramento	D.C. Area	Total

Lot supply
Owned	1,341	575	6,253	310	4,038	12,517
Optioned	3,551	2,313	2,322	4,510	5,105	17,801

Total	4,892	2,888	8,575	4,820	9,143	30,318

Geographic diversification of lots	16%	10%	28%	16%	30%	100%

Other Developments
•	2005 Earnings Guidance — As a result of continued strong markets and the possible bulk sale of 2,000 lots over the next 12 months, the company expects earnings per share growth in 2005 to between $6.50 and $7.00 from $4.64 in 2004, and the previous guidance of $5.35.
Outlook
“Markets remain strong and we are well positioned to generate value for our shareholders, from our land holdings and strong development pipeline. We continue to add value by entitling lots for sale to other homebuilders or for homebuilding in our own operations. Our recent announcement of the possible bulk sale of over 2,000 entitled lots is an example of value realization in the current strong markets. On the lot sales, we expect to realize net income over the next 12 months of $75 million or $2.40 per share. With 100% of our planned 2005 homes closed or in backlog and the increase in our 2005 earnings guidance, we continue to seek unentitled land opportunities to create further value for shareholders,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), expected 2005 earnings guidance, possible bulk land sales and net income derived therefrom, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts)	2005	2004	2005	2004

Revenue
Housing	$237,424	$212,080	$380,507	$351,038
Land and other revenues	15,006	16,367	24,078	20,598

Total revenue	252,430	228,447	404,585	371,636
Direct cost of sales	(176,557)	(180,927)	(280,535)	(290,978)

	75,873	47,520	124,050	80,658
Equity in earnings from housing and land joint ventures	2,279	3,142	9,591	3,993
Selling, general and administrative expense	(19,763)	(17,200)	(40,987)	(33,371)
Minority interest	(5,780)	(4,661)	(8,989)	(6,807)

Net income before taxes	52,609	28,801	83,665	44,473
Income tax expense	(20,254)	(10,945)	(32,366)	(16,900)

Net income	$32,355	$17,856	$51,299	$27,573

Weighted average shares outstanding
Basic	30,998	30,882	30,932	30,881
Diluted	31,555	31,600	31,536	31,511

Earnings per share
Basic	$1.05	$0.58	$1.66	$0.89
Diluted	$1.03	$0.56	$1.63	$0.87

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at June 30		As at December 31
(thousands)	2005	2004	2004

Assets
Housing and land inventory	$819,024	$680,548	$679,930
Investments in housing and land joint ventures	40,344	76,590	59,810
Consolidated land inventory not owned	39,731	20,925	47,240
Receivables and other assets	31,074	64,258	73,986
Cash and cash equivalents	175,250	81,177	186,731
Deferred income taxes	34,885	45,915	33,924

	$1,140,308	$969,413	$1,081,621

Liabilities and Stockholders’ Equity
Project specific and other financings	$535,552	$484,066	$512,098
Accounts payable and other liabilities	246,509	157,834	256,985
Subordinated debt	—	137,294	—
Minority interest	63,361	58,533	66,422
Stockholders’ equity	294,886	131,686	246,116

	$1,140,308	$969,413	$1,081,621